Exhibit 10.71

SEVERANCE & CHANGE OF CONTROL AGREEMENT

This Severance & Change Of Control Agreement (the “Agreement”) is entered into this 24th day of November, 2008 (the “Effective Date”), between Chordiant Software, Inc. (the “Company”) and Steven R. Springsteel (“Executive”).  This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events.

Whereas, the Company and Executive previously entered into an offer letter, dated January 31, 2006 (the “Prior Agreement”); and

Whereas, the Company and Executive wish to supersede and replace Sections 7, 8 and 10 of the Prior Agreement by entering into this Severance & Change of Control Agreement to clarify certain matters previously agreed to by the parties and to comply with the parties’ original intent that the Prior Agreement be interpreted, construed and administered in a manner that satisfies Section 409A of the Internal Revenue Code of 1986, as amended from time to time, among other things.

Now, Therefore, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Termination of Employment.

(a)           At-Will Employment.  Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause (as defined herein).  Similarly, Executive may resign his employment at any time, with or without advance notice or Good Reason (as defined herein).  Executive shall not receive any compensation of any kind, including, without limitation, severance benefits, following Executive’s last day of employment with the Company (the “Termination Date”), except as expressly provided herein, or as otherwise required by law or as provided in any plan documents governing the compensatory equity awards that have been or may be granted to Executive from time to time in the sole discretion of the Company (the “Stock Awards”).  Executive shall devote all reasonable efforts to the performance of Executive’s duties, and shall perform such duties in good faith.

(b)           Termination NOT in Connection with a Change of Control.  If Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case prior to or more than twelve (12) months after a Change of Control, and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and provided Executive signs and allows to become effective a release substantially in the form attached hereto as Exhibit A (the “Release”) within the time period provided therein, then the Company shall provide Executive with the following severance benefits (the “Ordinary Benefits”):

(i)           The Company shall make severance payments to Executive in the aggregate amount of $1,000,000, payable in equal installments over the first ten (10) months following the Termination Date (the “Ordinary Severance Period”).  These payments will be made on the Company’s ordinary payroll dates and will be subject to standard payroll deductions and withholdings.

(ii)           After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company will accelerate the vesting of the Stock Awards such that the following shall vest effective as of the Termination Date:  that number of shares, rights or units subject to each such Stock Award that would have vested if Executive had worked for the Company for twelve (12) additional months beyond the Termination Date.  This acceleration of vesting will be in addition to any acceleration of vesting of the Stock Awards that Executive would otherwise receive under the Company’s 2000 Nonstatutory Equity Incentive Plan, 1999 Equity Incentive Plan, 2005 Equity Incentive Plan or any other documents governing the Stock Awards.  In addition, Executive shall have one (1) year to exercise any vested Stock Awards, but in no event shall such exercise period extend beyond the expiration of the original term of the Stock Award.  Except as expressly set forth herein, the Stock Awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents.

(c)           Termination in Connection with a Change of Control.  If Executive’s employment is terminated without Cause (and other than as a result of Executive’s death or disability) or Executive resigns for Good Reason, in either case on or within twelve (12) months after a Change of Control, and provided such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), and provided Executive signs and allows to become effective the Release within the time period provided therein, then the Company shall provide Executive with the following severance benefits (the “COC Benefits”):

(i)           The Company shall make severance payments to Executive in the form of continuation of Executive’s base salary (at the rate in effect on the Termination Date, or if higher, the rate in effect immediately prior to the Change of Control) for the first twenty-four (24) months following the Termination Date (the “COC Severance Period”).  These payments will be made on the Company’s ordinary payroll dates and will be subject to standard payroll deductions and withholdings.

(ii)           The Company will pay Executive an amount equal to two times the Executive’s annual bonus.  The annual bonus will be calculated at one of the following rates, whichever is higher: (1) as if both Executive and the Company achieved one hundred (100) percent of their specified performance objectives for the year in which the Termination Date occurs; or (2) the actual performance of the Company and Executive, determined as of the Termination Date, as measured against the specified performance objectives for the year in which the Termination Date occurs.  This amount will be paid over the COC Severance Period on the Company’s ordinary payroll dates, in equal installments, and will be subject to standard payroll deductions and withholdings.

(iii)           The Company will pay Executive an additional amount of $3,000, which Executive may, but is not obligated to, use to pay for life insurance benefits during the Severance Period.  This amount will be paid over the Severance Period on the Company’s ordinary payroll dates, in equal installments, and will be subject to standard payroll deductions and withholdings.

(iv)           Provided that Executive elects continued coverage under COBRA, the Company will pay the premiums for Executive’s group health (including dental and vision) insurance coverage, including coverage for Executive’s eligible dependents, for a maximum period of eighteen (18) months following the termination or such lesser number of months as Executive and Executive’s eligible dependents are eligible for such coverage; provided, however, that the Company will pay premiums for Executive and Executive’s eligible dependents only for coverage for which they were enrolled immediately prior to the Termination Date.  Executive (and Executive’s dependents, as applicable) will be solely responsible for making a timely and accurate election for continuation of coverage pursuant to COBRA.  No premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health (including dental and vision) insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) cease to be eligible for COBRA coverage.  After the first eighteen (18) months, for the balance of the COBRA period, if any, Executive shall maintain any such coverage at Executive’s own expense.

(v)           After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company will accelerate the vesting of the Stock Awards such that the lesser of the following shall vest effective as of the Termination Date:  (a) 50% of the then-unvested shares, rights, or units, as applicable subject to the Stock Awards; and (b) that number of shares, rights or units subject to each such Stock Award that would have vested if Executive had worked for the Company for twelve (12) additional months beyond the Termination Date.  This acceleration of vesting will be in addition to any acceleration of vesting of the Stock Awards that Executive would otherwise receive under the Company’s 2000 Nonstatutory Equity Incentive Plan, 1999 Equity Incentive Plan, 2005 Equity Incentive Plan or any other documents governing the Stock Awards (including Section 1(e) below).  In addition, Executive shall have one (1) year to exercise any vested Stock Awards, but in no event shall such exercise period extend beyond the expiration of the original term of the Stock Award.  Except as expressly set forth herein, the Stock Awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents.  Notwithstanding anything to the contrary contained herein, the maximum number of months of accelerated vesting that may be credited to any Stock Award under this Section 1(c)(v), when added to any accelerated vesting provided for under any award agreement or equity incentive plan documents, shall not exceed twenty-four (24) months in the aggregate; provided, however, that for the sake of clarity, this sentence shall not curtail or limit accelerated vesting due under any other equity award agreement or equity incentive plan documents, such as 100% vesting acceleration in certain situations under equity plan documents.

(d)           Termination For Cause Procedure.  The Company may not terminate Executive’s employment for Cause unless and until Executive receives a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board of Directors of the Company or any successor thereto (“Board”) finding that in the good faith opinion of the Board, Executive was guilty of the conduct constituting “Cause” and specifying the particulars thereof in detail.  The Company shall provide Executive with reasonable notice of the Board vote and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board before the Board vote.

(e)           Change of Control Acceleration.  Subject to Executive’s continued employment as of immediately prior to a Change of Control, and provided Executive signs and allows to become effective the Release within sixty (60) days following the Change of Control, the Company will accelerate the vesting of the Stock Awards, effective as of immediately prior to the Change of Control, as follows:

(i)           The vesting and exercisability of Stock Awards other than the Initial Option (as defined in the Prior Agreement) will be accelerated as to that number of shares, rights or units subject to each such Stock Award that would have vested in the ordinary course over the first twelve (12) months after the effective date of the Change of Control.

(ii)           The Initial Option will become immediately and fully vested and exercisable.

This acceleration of vesting is in addition to any acceleration of vesting of the Stock Awards that Executive would otherwise receive under the Company’s 2000 Nonstatutory Equity Incentive Plan, 1999 Equity Incentive Plan, 2005 Equity Incentive Plan or any other documents governing the Stock Awards, including Sections 1(b) and (c) above.

2.           Limitations And Conditions On Benefits

(a)           Release Prior to Payment of Benefits.  Upon the occurrence of a termination of employment pursuant to Sections 1(b) or (c), and prior to the payment of any of the Ordinary Benefits or COC Benefits (either, the “Benefits”), Executive shall execute, and allow to become effective, the Release within the time frame set forth therein, but not later than the 60th day following the Termination Date.  Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non-solicitation agreement with the Company).  Notwithstanding the payment schedules set forth in Section 1 above, no Benefits will be paid prior to the effective date of the Release. On the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Benefits being paid as originally scheduled.

(b)           Compliance with Section 409A.  It is intended that each installment of the payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the Termination Date, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Agreement Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after Executive’s “separation from service” (as defined above) or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Agreement Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this Section 2(b) and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this Agreement.

3.           Definitions.

(a)           Definition of Cause.  For purposes of this Agreement, “Cause” shall mean that Executive has committed, or there has occurred, one or more of the following events:  (1) conviction of any felony or misdemeanor involving fraud against the Company or an act of dishonesty against the Company; (2) a finding by the Board, after a good faith and reasonable factual investigation, that Executive has engaged in gross misconduct; or (3) willful material violation or willful material breach of any Company written policy or statutory, fiduciary, or contractual duty of Executive to the Company; provided, however, that in the event that any of the foregoing events occurs, the Company shall provide notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) days to cure such event if such event is capable of being cured.  Physical disability will not constitute Cause.

(b)           Definition of Good Reason. For purposes of this Agreement, “Good Reason” means that Executive voluntarily terminates employment with the Company (or any successor thereto) if and only if:

(i)           one of the following actions has been taken in respect of Executive’s position as President and CEO without Executive’s express written consent:

(1)           there is a material reduction (where material is considered greater than 5%) in Executive’s annual base compensation;

(2)           there is a material adverse change in Executive’s position and responsibilities as President and CEO of the Company (including a change so that he no longer reports directly to the Board);

(3)           Executive is required to relocate Executive’s principal place of employment to a facility or location that would increase Executive’s one way commute distance by more than twenty-five (25) miles;

(4)           the Board’s failure to re-nominate Executive as a member of the Board upon the expiration of Executive’s Board term; or

(5)           the Company materially breaches its obligations under this Agreement or any other then-effective employment agreement with Executive; and

(ii)           Executive provides written notice to the Company’s Board within the thirty (30) day period immediately following such action; and

(iii)           such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(iv)           Executive’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be a Good Reason, nor will the stockholders’ failure to re-elect Executive as a member of the Company’s Board, nor Executive ceasing to serve as the Chairman of the Board.

(c)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” means: (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation; (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (iv) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

4.           Gross Up Provision.

(a) In the event that the payments and benefits provided for in this Agreement together with any other payments or benefits from the Company or any successor thereto (such payments and benefits hereinafter referred to as “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and the aggregate value of such Payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is less than the product obtained by multiplying 3.59 by Executive’s “base amount” within the meaning of Code Section 280G(b)(3), then such Payments shall be reduced to the extent necessary (but only to that extent) so that no portion of such Payments will be subject to the Excise Tax.  Alternatively, in the event that the Payments constitute “parachute payments” within the meaning of Section 280G of the Code, the Payments would be subject to the Excise Tax, and the aggregate value of the Payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is equal to or greater than the product obtained by multiplying 3.59 by Executive’s “base amount” within the meaning of  Code Section 280G(b)(3), then Executive shall receive (i) a payment from the Company sufficient to pay such Excise Tax plus any interest or penalties incurred by Executive with respect to such Excise Tax, plus (ii) an additional payment from the Company sufficient to pay the Excise Tax and federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to this sentence (together, the “Excise Tax Gross-Up Payment”).  Notwithstanding anything to the contrary set forth herein, the maximum amount of the Excise Tax Gross-Up Payment which the Company shall be obligated to pay shall be $1,500,000.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i) any other payments or benefits received or to be received by Executive in connection with transactions contemplated by a Change of Control, including Executive’s termination of employment (whether such payments or benefits arise pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as “parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision, and all “excess parachute payments” within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar or successor provision of the Code), or such payments or benefits are otherwise not subject to the Excise Tax; and

(ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the accounting firm that is the Company’s outside tax accountants at the time of such determination, which firm must be reasonably acceptable to Executive (the “Accounting Firm”) in accordance with the principles of Section 280G of the Code.

(c) If a reduced amount is to be paid, (i) Executive shall have no rights to any additional payments and/or benefits constituting the Payments, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of Stock Awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits (if any) paid to Executive.  In the event that acceleration of compensation from Executive’s Stock Awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(d) For purposes of determining the amount of the Excise Tax Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date the Excise Tax Gross-Up Payment is to be made, net of the permissible reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(e) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this Section 4, Executive shall repay to the Company (within thirty (30) days following the time at which the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Gross-Up Payment attributable to such reduction (plus the portion of the Excise Tax Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Excise Tax Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(f) In the event that the Excise Tax is subsequently determined to exceed the amount taken into account under this Section 4 (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Gross-Up Payment), the Company shall make an additional Excise Tax Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in Section 1274(b)(2)(B) of the Code) within thirty (30) days following the time at which the amount of such excess is finally determined in accordance with the principles set forth in this Section 4.

(g) All determinations required to be made under this Section 4 shall be made by the Accounting Firm.  The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(h) If the Accounting Firm determines that an Excise Tax is payable with respect to a Payment and that a Gross-Up Payment is due to Executive under this Section 4, the Company shall pay the Gross-Up Payment not later than thirty (30) days after the date on which Executive remits the Excise Tax to the appropriate taxing authorities.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.           Other Employment Terms and Conditions.  The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

6.           General Provisions.

(a)           This Agreement, including all exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the parties with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.  Notwithstanding the foregoing, nothing in this Agreement shall affect the parties’ obligations under the Stock Awards (except as expressly set forth herein) or Executive’s Employee Proprietary Information and Inventions Agreement.  This Agreement cannot be modified except in a writing signed by Executive and a duly-authorized member of the Board.

(b)           Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective under applicable law.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the parties insofar as possible.

(c)           Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(d)           This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Facsimile signatures shall be deemed as effective as originals.

(e)           This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executives and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

(f)           If either party hereto brings any action to enforce such party’s rights hereunder, the prevailing party in any such action shall be entitled to recover such party’s reasonable attorneys’ fees and costs incurred in connection with such action.

(g)           For purposes of construction, this Agreement shall be deemed to have been drafted by the Company, and the rule of construction of contracts that ambiguities are construed against the drafting party shall be applied against the Company.

(h)           Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Executive shall be in writing and addressed to Executive at the address indicated herein or to the last known address provided by Executive to the Company.  All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile or e-mail.

In Witness Whereof, the parties have executed this Agreement as of the date written below.

/s/ Steven R. Springsteel
Steven R. Springsteel

Address:

Date:	11/24/08

CHORDIANT SOFTWARE, INC.

/s/ Peter Norman
Name: Peter Norman
Title: CFO

Date:	11/24/08

Exhibit A – Release Agreement

                                                         .

Exhibit A

RELEASE AGREEMENT FOR EMPLOYEES 40 YEARS OF AGE OR OLDER

I understand and agree completely to the terms set forth in my Severance & Change of Control Agreement (the “Agreement”).

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Chordiant Software, Inc. (the “Company”) and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated therein.  Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release Chordiant Software, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release provided that I do not revoke it (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me, and I must not revoke it thereafter.

Steven R. Springsteel

Name:

Date: